Exhibit 10.3

FIRST AMENDMENT AGREEMENT

FIRST AMENDMENT AGREEMENT, dated as of February 26, 2009 (this “Agreement”), is entered into by and among MCG CAPITAL CORPORATION, a Delaware corporation (the “Company”), and the holders of the Notes party hereto relating to the Note Purchase Agreement, dated as of October 11, 2005 (the “Note Purchase Agreement”), between the Company and each of the purchasers listed therein pursuant to which the Company issued $50,000,000 aggregate principal amount of its 6.73% Series 2005-A Senior Notes due October 11, 2010 (the “Notes”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement.

W I T N E S S E T H :

WHEREAS, the Company has entered into the Note Purchase Agreement with the Purchasers, pursuant to which the Company issued and sold the Notes; and

WHEREAS, the parties hereto mutually desire to amend the terms of the Note Purchase Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Amendments to Note Purchase Agreement. The Company and the undersigned holders of the Notes hereby agree that as of the Effective Date (as defined in Section 2 below), without any further action, the Note Purchase Agreement shall be amended as follows:

1.1. Section 7.1. Section 7.1 of the Note Purchase Agreement is amended by adding the following new paragraph (i):

(i) Supplemental Financial Reporting – at all times after the Effective Date, except as otherwise required by Section 8.7(a), (a) within 10 Business Days after the end of each fiscal month of the Company, written notice of any Monetization Event of the Company or any Subsidiary (other than a Non-Recourse Financing Subsidiary) during the previous fiscal month, together with a forecast of the Monetization Events expected to occur in the then-current fiscal month and (b) at least 15 days prior written notice of the Company’s intent to notify the 2006-1 CLO Trustee under the 2006-1 CLO Indenture of the termination of the Reinvestment Period (as defined in the 2006-1 CLO Indenture) pursuant to subsection (c) of the definition thereof.

1.2. Section 8.7. The Note Purchase Agreement shall be amended by adding the following new Section 8.7 as follows:

Section 8.7 Monetization Repurchase Events.

The occurrence of Monetization Events shall require the Company to make Monetization Payment Offers as set forth in this Section 8.7.

(a) Notice of Monetization Event. At least five Business Days before each Monetization Payment Offer Date, the Company shall give written notice setting forth each Monetization Event which has occurred since the previous Monetization Payment Notice Date to each holder of Notes. Such notice shall contain and constitute a Monetization Payment Offer as further described in subparagraph (b) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.7.

(b) Offer to Purchase Notes. Each Monetization Payment Offer shall be an offer to purchase, in accordance with and subject to this Section 8.7 (and without duplication of any Monetization Payment Offer under and as defined in Section 8.7 of the Series 2007-A Notes), an aggregate principal amount of the Notes at the Monetization Payment Offer Price in an amount equal to the Series 2005-A Monetization Payment Offer Amount.

(c) Acceptance; Notice of Acceptance. A holder of Notes may accept or decline a Monetization Payment Offer made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least 3 Business Days prior to the Monetization Payment Offer Date. A failure by a holder of Notes to respond to any Monetization Payment Offer made pursuant to this Section 8.7 shall be deemed to constitute an acceptance of such Monetization Payment Offer by such holder.

(d) Repurchase. On each Monetization Payment Offer Date, in addition to the Monetization Payment Offer Price, the Company shall also pay accrued interest on the Notes purchased in connection with the relevant Monetization Payment Offer through and including the Monetization Payment Offer Date. For the avoidance of doubt, on any relevant Monetization Payment Offer Date, the sum of the Series 2005-A Monetization Payment Offer Amount and the Series 2007-A Monetization Payment Offer Amount shall equal the Available Monetization Proceeds. The Notes to be repurchased pursuant to this Section 8.7 shall be purchased without any Make-Whole Amount. The purchase shall be made on the Monetization Payment Offer Date.

(e) Officer’s Certificate. Each Monetization Payment Offer pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (i) the Monetization Payment Offer Date; (ii) that such Monetization Payment Offer is made pursuant to this Section 8.7; (iii) the Available Monetization Proceeds for which such Monetization Payment Offer was made; and (iv) that the conditions of this Section 8.7 have been fulfilled.

(f) Allocation of Available Monetization Proceeds. If a Monetization Payment Offer pursuant to this Section 8.7 has been accepted by only one holder of the Notes, all of the Series 2005-A Monetization Payment Offer Amount will be applied on the Monetization Payment Offer Date to the payment of the principal of the Notes of such holder, and if more than one holder has accepted such offer, all of the Series 2005-A Monetization Payment Offer Amount will be applied on the Monetization Payment Offer Date to the principal of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of such holders.

1.3. Section 10.1. Section 10.1 of the Note Purchase Agreement shall be amended by deleting it in its entirety and replacing it with the following:

Section 10.1 Minimum Consolidated Stockholders’ Equity. The Company will not, on the last day of any fiscal quarter commencing as of December 31, 2008, permit Consolidated Stockholders’ Equity to be less than $500,000,000.

1.4. Section 10.2(b). Section 10.2(b) of the Note Purchase Agreement shall be amended by deleting it in its entirety and replacing it with the following:

(b) The Company will not, on the last day of any fiscal quarter commencing as of December 31, 2008, permit the Asset Coverage Ratio to be less than the lesser of (i) the ratio required by the Investment Company Act as of such date or (ii) 1.8 to 1.0.

1.5. Section 10.5.

(a) Section 10.5(d) of the Note Purchase Agreement shall be amended by adding the following at the end thereof:

Notwithstanding anything to the contrary in the foregoing subsection (c) and this subsection (d), the Company may, and may permit any Subsidiary to, sell, transfer or otherwise dispose of any assets (including, without limitation, any stock or similar equity interests of any Subsidiary) pursuant to Section 10.5(c)(5) in excess of a Substantial Part of the assets of the Company and its Subsidiaries if such sale, transfer or other disposition is deemed to be a Monetization Event and the allocable portion of the Available Monetization Proceeds are offered to repurchase the Notes and the Series 2007-A Notes (if outstanding) pursuant to Section 8.7.

(b) Section 10.5 of the Note Purchase Agreement shall be amended by adding the following new subsection (e) as follows:

(e) After the commencement of the Amortization Period under and as defined in the CLFT Sale and Servicing Agreement or the acceleration of maturity as a result of the occurrence and continuance of an Event of Default under and as defined in the 2006-1 CLO Indenture, the Company will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any assets to either CLFT or 2006-1 CLO, respectively; provided, however that the Company may and may permit their Subsidiaries to engage in transactions in order to facilitate substitutions of collateral in compliance with the documents governing such facilities and otherwise in the ordinary course of business of the Company or such Subsidiary (such transaction being referred to herein as a “Permitted Substitution”) so long as the total amount of Permitted Substitutions with respect to either CLFT or 2006-1 CLO, respectively, does not, in any 12 month period, exceed (i) $15,000,000 at any time prior to the date that the Company has offered at least $35,000,000 in Monetization Payment Offers (collectively to the holders of the Notes and the Series 2007-A Notes) and (ii) $30,000,000 at any time following the date that the Company has offered at least $35,000,000 in Monetization Payment Offers (collectively to the holders of the Notes and the Series 2007-A Notes).

1.6. Addition of Covenants. The Note Purchase Agreement shall be amended by adding the following new Sections 10.9 and 10.10 as follows:

Section 10.9 Restricted Payments.

(a) At any time after the Effective Date, the Company will not make any payment for the purchase, redemption or other acquisition of, any shares of any capital stock or other equity interests of the Company and will not voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, the 2006-1 CLO Notes; provided, however that, except as otherwise provided in subsection (b) below (i) for every incremental $5,000,000 that is offered by the Company collectively to the holders of the Notes and the Series 2007-A Notes pursuant to one or more Monetization Payment Offers, the Company may subsequent to the relevant Monetization Payment Offer Date, apply an amount of up to $2,500,000 to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof, 2006-1 CLO Notes (the “Debt Redemption Basket”) and (ii) if the Company has offered at least $35,000,000 collectively to the holders of the Notes and the Series 2007-A Notes pursuant to one or more Monetization Payment Offers, then for every incremental $5,000,000 that is offered by the Company thereafter collectively to the holders of the Notes and the Series 2007-A Notes pursuant to one or more Monetization Payment Offers, the Company may subsequent to the relevant Monetization Payment Offer Date apply an amount of up to $1,000,000 to purchase, redeem or otherwise acquire shares of its capital stock or other equity interests thereof (the “Equity Redemption Basket”) so long as there is a dollar-for-dollar reduction of the Debt Redemption Basket for each dollar paid under the Equity Redemption Basket.

(b) If at any time a Subsidiary Non-Recourse Debt Event of Default has occurred and is continuing, then the Equity Redemption Basket shall be immediately reduced to zero.

Section 10.10 Amendment of Debt. The Company will not, and will not permit any Subsidiary to, amend, modify or change in any manner any term or condition of the Existing Revolving Credit Facility or any Subsidiary Non-Recourse Debt (a) within 30 days after the Effective Date unless (i) such amendment or modification is in all material respects substantively as set forth on Exhibit 10.10 to the First Amendment and limited in all material respects to the terms set forth therein; (ii) is in form and substance reasonably acceptable to the Required Holders, or (iii) the sole purpose of the amendment is to correct any clerical errors, or (b) if such amendment or modification requires the transfer of investment assets by the Company or any of the Subsidiaries to a Non-Recourse Financing Subsidiary that is outside of the ordinary course of business (other than the transfer of those investment assets identified on Schedule 10.10 hereto), then in each case such amendment shall require the prior written consent of the Required Holders.

1.7. Sections 11(f), (g), (h) and (i). Sections 11(f), (g), (h) and (i) of the Note Purchase Agreement shall be amended by deleting them in their entirety and replacing them with the following:

(f)(1) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (other than Subsidiary Non-Recourse Debt) that is outstanding in an aggregate principal amount of at least $15,000,000 beyond any period of grace provided with respect thereto, (2) the Company or any Subsidiary is in default in the performance of or compliance with any term (including any payment term) of any evidence of any Debt (other than Subsidiary Non-Recourse Debt) in an aggregate outstanding principal amount of at least $15,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment or (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (i) the Company or any Subsidiary is obligated to purchase or repay Debt (other than Subsidiary Non-Recourse Debt) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000, or (ii) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt (other than Subsidiary Non-Recourse Debt); or

(g) the Company or any Material Subsidiary (other than a Non-Recourse Financing Subsidiary) (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated or (6) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries (other than a Non-Recourse Financing Subsidiary), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries (other than a Non-Recourse Financing Subsidiary), or any such petition shall be filed against the Company or any of its Material Subsidiaries (other than a Non-Recourse Financing Subsidiary) and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $15,000,000 are rendered against one or more of the Company and its Subsidiaries (other than a Non-Recourse Financing Subsidiary) and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

1.8. Increase in Interest Rate. The applicable Interest Rate on the Notes shall be amended in accordance with the following:

(a) The rate of interest applicable to the Notes shall be permanently increased above that rate specified in the Notes by 225 basis points per annum from and after the Effective Date.

(b) All of the outstanding Notes, and the forms of Notes attached hereto as exhibits, shall be deemed to have been amended as of the Effective Date, without further action by any party, to include the following sentence at the end of the first paragraph thereof: “The interest rates applicable to this Note have been permanently increased.”

(c) If requested by any holder of a Note after the Effective Date, the Company agrees to provide such holder as promptly as practicable an amended and restated Note in exchange for the Note then held by such holder that reflects the modifications to the rate of interest applicable on the Notes as contemplated herein and a new Private Placement number associated with such Notes.

1.9. Schedule B New Defined Terms. Schedule B to the Note Purchase Agreement shall be amended by adding the following definitions thereto, each in its appropriate alphabetical position:

“2006-1 CLO” means MCG Commercial Loan Trust 2006-1, a Delaware statutory trust that is indirectly wholly-owned by the Company.

“2006-1 CLO Indenture” means the Indenture dated as of April 18, 2006 by and between 2006-1 CLO, as the issuer, and the 2006-1 CLO Trustee.

“2006-1 CLO Notes” means the “Notes” (as defined in the 2006-1 CLO Indenture).

“2006-1 CLO Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee under the 2006-1 CLO Indenture.

“Available Monetization Proceeds” shall mean, with respect to any Monetization Event, the greater of (a) (i) 40% of Net Proceeds or (ii) if, at any time after the earlier of (A) May 31, 2009 and (B) the amount outstanding under the Existing Revolving Credit Facility has been reduced to zero, a Subsidiary Non-Recourse Debt Event of Default has occurred and is continuing, 60% of Net Proceeds or (b) the amount of Net Proceeds applicable to the Notes and the Series 2007-A Notes, collectively, on a pro rata basis with the lenders under the Existing Revolving Credit Facility (if and to the extent that such Existing Revolving Credit Facility then provides for mandatory monetization repurchases with respect to the Monetization Events).

“CLFT” means MCG Commercial Loan Funding Trust, a Delaware statutory trust that is indirectly wholly-owned by the Company.

“CLFT Sale and Servicing Agreement” means that certain Sale and Servicing Agreement dated as of November 10, 2004 (as amended and as may be further amended from time to time), by and among the Company, as the originator and servicer, the CLFT, as the seller, Three Pillars Funding LLC, as a purchaser, SunTrust Capital Markets, Inc. (now, SunTrust Robinson Humphrey, Inc.), as the administrative agent and the purchaser agent for Three Pillars Funding LLC, and Wells Fargo Bank, National Association, as the backup servicer and the trustee.

“Default Rate” shall mean (a) with respect to the Series 2005-A Notes, that rate of interest that is the greater of (a) 10.98% or (b) 2.00% over the rate of interest publicly announced by Citibank, N.A., in New York, New York as its “base” or “prime” rate and (b) with respect to the Notes of any Series or tranche of Additional Notes, as set forth in the Supplement pursuant to which such Series or tranche of Additional Notes was issued.

“Effective Date” means “Effective Date” as defined in Section 2 of the First Amendment.

“Existing Revolving Credit Facility” means the unsecured credit facility of the Company established by the Revolving Credit Agreement dated as of May 30, 2008 among the Company, the lenders party thereto, SunTrust Bank, as administrative agent, issuing bank and swingline lender and SunTrust Robinson Humphrey, Inc., as lead arranger and sole bookrunner, and each of the other “Loan Documents” (as defined therein), as such agreements and documents may be amended from time to time as permitted herein.

“First Amendment” means the First Amendment Agreement dated as of February 26, 2009 among the Company and holders of the Notes constituting the Required Holders.

“Monetization Event” means any transaction or event that results in Net Proceeds.

“Monetization Payment Notice Date” shall mean the date on which the Company provides a written notice pursuant to Section 8.7(a).

“Monetization Payment Offer” shall mean an offer by the Company to purchase the Notes in connection with the occurrence of a Monetization Event as described in Section 8.7.

“Monetization Payment Offer Date” shall mean any of the following: (a) the date that is 10 Business Days following any date on which the total amount of the accumulated Available Monetization Proceeds is equal to or greater than $5,000,000 (or, a lower threshold amount, at the election of the Company) since the most recent Monetization Payment Offer, (b) July 30 of each year and (c) January 31 of each year.

“Monetization Payment Offer Price” shall mean a price equal to 102% of the principal amount of Notes to be repurchased in accordance with Section 8.7.

“Net Proceeds” shall mean the sum of net Cash actually received by the Company or a Subsidiary (other than a Non-Recourse Financing Subsidiary) and available to be retained by the Company or such Subsidiary as a result of any of the following: (a) the repayment (including any regularly scheduled payments thereof) or prepayment of principal on account of any unencumbered Portfolio Investment owned by the Company or its Subsidiaries (excluding the Non-Recourse Financing Subsidiaries) (other than, with respect to a revolving credit facility, prepayments that are not accompanied by, or that do not otherwise result in, a reduction or termination of the commitments of the lenders thereunder), (b) any sale, transfer or other disposition of any unencumbered Portfolio Investment or partially encumbered Portfolio Investment (to the extent of the Company’s unencumbered interest therein) (whether or not such Portfolio Investment constitutes an Eligible Debt Investment hereunder) owned by the Company or its Subsidiaries (excluding the Non-Recourse Financing Subsidiaries), but excluding sales to a Non-Recourse Financing Subsidiary in the ordinary course and sales that are otherwise permitted under this Agreement, (c) any sale, transfer or other disposition of any Subsidiary of the Borrower (including, without limitation, each Non-Recourse Financing Subsidiary) other than a transfer to the Company or another Subsidiary, or (d) the release of Cash to the Company or any Subsidiary (other than a Non-Recourse Financing Subsidiary) from any escrow or contingency arrangement in relation to any of the foregoing transactions consummated after the Effective Date, after deducting therefrom (without duplication) in connection with any transaction described in clauses (a) through (d) of this definition, (1) all costs and expenses incurred by the Company or such Subsidiary in connection with any such transaction, (2) to the extent received by the Company or any Subsidiary, the portion of such Cash payable by the Company or such Subsidiary to third parties having a co-lender or participation interest in the related Portfolio Investment, (3) to the extent received by the Company or any Subsidiary, the portion of such Cash that is required to be held in escrow pursuant to the documentation giving rise to such transaction, and (4) to the extent received by the Company or any Subsidiary, the portion of such Cash that is required to be rolled over or reinvested in a related Portfolio Investment, in each case by the documentation giving rise to such transaction.

“Non-Recourse Financing Subsidiary” means the 2006-1 CLO, the CLFT, Solutions Capital and any other direct or indirect financing subsidiary of the Company that has issued Subsidiary Non-Recourse Debt.

“Series 2005-A Monetization Payment Offer Amount” means an amount equal to the product of (i) the Available Monetization Proceeds on the Monetization Payment Notice Date specified in such offer and (ii) a fraction, the numerator of which is the outstanding principal amount of the Notes on the Monetization Payment Offer Date and the denominator of which is the sum of the outstanding principal amount of all Series 2007-A Notes on such Monetization Payment Offer Date plus the outstanding principal amount of all of the Notes on the Monetization Payment Offer Date.

“Series 2007-A Notes” means the $25,000,000 6.71% Senior Notes, Series 2007-A due October 3, 2012 issued by the Company pursuant to the Note Purchase Agreement dated as of October 3, 2007 between the Company and the purchasers party thereto, as amended.

“Series 2007-A Monetization Payment Offer Amount” means an amount equal to the product of (i) the Available Monetization Proceeds on the Monetization Payment Notice Date specified in such offer and (ii) a fraction, the numerator of which is the outstanding principal amount of the Series 2007-A Notes on the Monetization Payment Offer Date and the denominator of which is the sum of the outstanding principal amount of all Series 2007-A Notes on such Monetization Payment Offer Date plus the outstanding principal amount of all of the Notes on the Monetization Payment Offer Date.

“Solutions Capital” means Solutions Capital I, LP, a Delaware limited partnership, which is indirectly wholly owned by the Company and is licensed as a Small Business Investment Company by the U.S. Small Business Administration.

“Subsidiary Non-Recourse Debt” means (a) the Debt evidenced by the 2006-1 CLO Indenture and the 2006-1 CLO Notes, (b) the Debt evidenced by the CLFT Sale and Servicing Agreement, (c) the Debt evidenced by certain debentures issued from time to time by Solutions Capital through the debenture funding program with the U.S. Small Business Administration, and (d) any other financing transaction undertaken by a Non-Recourse Financing Subsidiary, including any lease, asset securitization, repurchase transaction, secured loan or other liability of a Non-Recourse Financing Subsidiary; provided that in the case of (a) through (d), (1) so long as the Company or any Subsidiary other than the relevant Non-Recourse Financing Subsidiary or any other Non-Recourse Financing Subsidiary is not by contract or otherwise liable for such indebtedness, liabilities or obligations and the lender thereunder has not otherwise successfully established any such liability to the Company, and (2) as such Debt (and related agreements) may be amended, supplemented, restated, increased, refinanced, replaced or otherwise modified from time to time or any successor thereto.

“Subsidiary Non-Recourse Debt Event of Default” shall mean that a Non-Recourse Financing Subsidiary is in default in (a) the payment of any principal of or premium or make-whole amount or interest or fee on any Subsidiary Non-Recourse Debt beyond any period of grace provided with respect thereto, or (b) the performance of or compliance with any term (including payment term) of any Subsidiary Non-Recourse Debt or any other condition exists, and as a consequence of such default or condition either (i) such Subsidiary Non-Recourse Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be) due and payable before its stated maturity or before its regularly scheduled dates of payment or (ii) such Non-Recourse Financing Subsidiary is obligated to purchase or repay such Subsidiary Non-Recourse Debt before its regular maturity or before its regularly scheduled dates of payment.

2. Effective Date and Conditions Precedent. This Agreement shall become effective on the first date (the “Effective Date”) on which each of the following conditions have been satisfied:

(a) Representations and Warranties. The representations and warranties contained in Section 3 of this Agreement shall be true in all material respects on and as of the Effective Date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date.

(c) Officer’s Certificate. The Company shall have delivered to each holder of Notes an Officer’s Certificate, dated as of the date of this Agreement, certifying that (i) the representations and warranties of the Company set forth in Section 3 of this Agreement are true in all material respects, and (ii) no Default or Event of Default has occurred and is continuing.

(d) Execution and Delivery by the Required Holders. As of the Effective Date, this Agreement shall have been executed by the Required Holders and copies of the executed signature pages of the Required Holders shall have been delivered to each holder of Notes.

(e) Delivery by the Company. As of the Effective Date, copies of this Agreement executed by the Company shall have been delivered to each holder of Notes.

(f) Series 2007-A Notes. As of the Effective Date, a substantially similar amendment to the Series 2007-A Notes shall have been executed by the Required Holders (as defined in the Note Purchase Agreement referred to in the definition of “Series 2007-A Notes”) and the Company and copies of the executed signature pages shall have been delivered to each holder of the Notes or Bracewell & Giuliani LLP on their behalf.

(g) Legal and Advisor Fees. The Company shall have paid the reasonable fees and expenses of Bracewell & Giuliani LLP, special counsel to the holders of Notes, and DeNovo Perspectives, LLC, financial advisor to the holders of Notes, in each case referred to in Section 7 of this Agreement, to the extent reflected in a statement of such counsel or advisor rendered to the Company at least one Business Day prior to the Effective Date.

(h) Amendment Fee. The Company shall have paid to each holder of a Note, in the manner and at the address for payments specified in Section 14.1 of the Note Purchase Agreement, an amendment fee of 0.50% (50 basis points) of the aggregate unpaid principal amount of the Notes held by such holder on the Effective Date.

3. Representations and Warranties of the Company. The Company represents and warrants to each undersigned holder of Notes that each of the representations and warranties of the Company set forth in the Note Purchase Agreement are true and correct in all material respects as of the Effective Date (except for any such representations and warranties that were made by reference to a specific earlier date and after giving effect to the supplemental schedules attached hereto), and further represents and warrants as follows:

(a) Organization; Power and Authority. The Company is a Delaware corporation and is in good standing in its jurisdiction of organization.

(b) Authorization, etc. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, and upon execution and delivery hereof this Agreement and the Note Purchase Agreement, as amended hereby, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by the Company of this Agreement will not (i) contravene the provisions of the certificate of incorporation or bylaws of the Company or result in a breach of any of the terms of any Material agreement or instrument by which the Company or any of its Subsidiaries is bound or to which the Company or any of its Subsidiaries is a party, including, without limitation, the Existing Revolving Credit Facility or any Subsidiary Non-Recourse Debt Documents, (ii) result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its Subsidiaries or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries.

(d) Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement.

(e) No Default. No Default or Event of Default has occurred and is continuing.

4. Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement. All representations and warranties contained herein also shall survive the transfer by a holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder, regardless of any investigation made at any time by or on behalf of any holder. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

5. Ratification of Note Purchase Agreement. This Agreement shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Agreement, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall remain in full force and effect.

6. References to Note Purchase Agreement. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Purchase Agreement without making specific reference to this Agreement but nevertheless all such references shall include this Agreement unless the context otherwise requires.

7. Expenses. The Company agrees to pay all reasonable out-of-pocket expenses of the holders arising in connection with this Agreement and the transactions contemplated hereby, including without limitation the reasonable fees and expenses of Bracewell & Giuliani LLP, special counsel for the holders of the Notes, and DeNovo Perspectives, LLC, financial advisor to the holders of the Notes, in each case in connection with this Agreement and including reasonable post- closing fees and expenses.

8. Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

9. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Signature page follows]

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first above written.

Very truly yours,

MCG CAPITAL CORPORATION

By:	/s/ Steven F. Tunney
	Name:	Steven F. Tunney
	Title:	President & CEO

Signature Page to First Amendment Agreement

MCG Capital Corporation

This Agreement is hereby accepted and agreed to as of the date thereof.

The Guardian Life Insurance Company of America

By:	/s/ Brian Keating
Name:	Brian Keating
Title:	Managing Director

Signature Page to First Amendment Agreement

MCG Capital Corporation

This Agreement is hereby accepted and agreed to as of the date thereof.

The Guardian Insurance & Annuity Company, Inc.

By:	/s/ Brian Keating
Name:	Brian Keating
Title:	Managing Director

Signature Page to First Amendment Agreement

MCG Capital Corporation

This Agreement is hereby accepted and agreed to as of the date thereof.

Nationwide Life Insurance Company

By:	/s/ Jeffrey A. Gilliam
Name:	Jeffrey A. Gilliam
Title:	Authorized Signatory

Signature Page to First Amendment Agreement

MCG Capital Corporation

This Agreement is hereby accepted and agreed to as of the date thereof.

Nationwide Life and Annuity Insurance Company

By:	/s/ Jeffrey A. Gilliam
Name:	Jeffrey A. Gilliam
Title:	Authorized Signatory

Signature Page to First Amendment Agreement

MCG Capital Corporation

This Agreement is hereby accepted and agreed to as of the date thereof.

Nationwide Multiple Maturity Separate Account

By:	/s/ Jeffrey A. Gilliam
Name:	Jeffrey A. Gilliam
Title:	Authorized Signatory

Signature Page to First Amendment Agreement

MCG Capital Corporation